Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-204979

Prospectus Supplement No. 8

(to Prospectus dated July 16, 2015)

DELCATH SYSTEMS, INC.

9,350,000 Units

Consisting of 9,350,000 Shares of Common Stock

and

7,012,500 Series A Warrants to Purchase 7,012,500 Shares

of Common Stock

and

9,350,000 Series B Warrants to Purchase 9,350,000 Shares of

Common Stock and 7,012,500 Series A Warrants

This prospectus amends and supplements the prospectus dated July 16, 2015 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-204979). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 10, 2016 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The prospectus and this prospectus supplement relate to the issuance of shares of our common stock and Series A Warrants upon the exercise of Series A Warrants and Series B Warrants issued in connection with our offering of units consisting of common stock, Series A Warrants and Series B Warrants on July 16, 2015.

Our common stock is traded on The Nasdaq Capital Market under the symbol “DCTH”. Neither series of warrants will trade on The Nasdaq Capital Market or any other securities exchange or trading market. On February 9, 2016, the closing price for a share of our common stock on The Nasdaq Capital Market was $0.25 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 9 of the Prospectus to read about factors you should consider before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 8 is February 10, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 9, 2016

DELCATH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16133	06-1245881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1301 Avenue of the Americas, 43rd Floor, New York, New York 10019

(Address of principal executive offices, including zip code)

(212) 489-2100

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 9, 2016, The NASDAQ Stock Market (“NASDAQ”) granted Delcath Systems, Inc. (the “Company”) an additional 180 calendar days, or until August 8, 2016, to regain compliance with the $1.00 per share minimum required for continued listing on The NASDAQ Capital Market pursuant to NASDAQ Marketplace Rule 5550(a)(2) (the “Minimum Bid Price Rule”).

As previously reported, on August 11, 2015, the Company received a notification letter (the “Notice”) from NASDAQ advising the Company that for 30 consecutive trading days preceding the date of the Notice, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued listing on The NASDAQ Capital Market pursuant to the Minimum Bid Price Rule. The Company was provided 180 calendar days, or until February 8, 2016, to regain compliance with the Minimum Bid Price Rule. The Company was unable to regain compliance with the Minimum Bid Price Rule by February 8, 2016. The NASDAQ determination to grant the second compliance period was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The NASDAQ Capital Market, with the exception of the bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

To regain compliance, the bid price of the Company’s common stock must close at or above $1.00 per share for a minimum of ten consecutive business days at any time during the second 180-day compliance period. The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider implementing available options, including submitting a reverse stock split for approval by the Company’s stockholders. If a reverse stock split is approved by the stockholders of the Company, the Company’s Board of Directors will consider whether a reverse stock split is necessary and would facilitate the Company regaining compliance with the Minimum Bid Price Rule by August 8, 2016. There can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Rule or maintain compliance with the other listing requirements necessary for the Company to maintain the listing of its common stock on The NASDAQ Capital Market.

The Notice has no effect on the listing of the Company’s common stock at this time and the Company’s common stock will continue to trade on The NASDAQ Capital Market under the symbol “DCTH.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELCATH SYSTEMS, INC.

Dated: February 10, 2016	By:	/s/ Jennifer K. Simpson, Ph.D.
	Name:	Jennifer K. Simpson, Ph.D.
	Title:	President and Chief Executive Officer